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Exhibit 5.1


August 5, 1998


Western Investment Real Estate Trust
3450 California Street
San Francisco, California 94118


        Re:  Western Investment Real Estate Trust
             Registration Statement on Form S-8
             (FILE NO. XXX-__)

Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Western Investment Real Estate Trust (the "Registrant" or "you"), with the Securities and Exchange Commission on or about August 5, 1998, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 850,000 shares of your Common Shares, no par value (the "Shares"), reserved for issuance pursuant to the Registrant's 1998 Equity Incentive Plan (the "Plan"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed sale and issuance of the Shares by the Registrant under the Plan.

     It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                       Very truly yours,

                                       STEINHART & FALCONER LLP


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